Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CarMax, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-100311) on Form S-8 of CarMax, Inc. of our reports dated May 3, 2005, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries as of February 28, 2005 and February 29, 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 28, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2005, and the effectiveness of internal control over financial reporting as of February 28, 2005, which reports are included or incorporated by reference from the annual report to shareholders in the February 28, 2005, annual report on Form 10-K of CarMax, Inc.

/s/ KPMG LLP

Richmond, Virginia

May 12, 2005